EXHIBIT 10.13

Loan Agreement

THIS LOAN AGREEMENT, made 24th of October, 2016, by and between Solarmax Technology, Inc. ("Borrower") and China Everbright Bank ("Lender"). Lender shall lend to Borrower the amount of RMB 38.5million (RMB 38,500,000.00) (the "Loan"). The Loan shall be funded immediately upon the full execution hereof, by wire transfer, certified check, or cash, as determined in the sole discretion of the Borrower. The interest rate on the outstanding and unpaid principal amount of the Loan shall be four percent (3.8%) simple interest, as calculated on an annual basis assuming a 365-day year. The term of the Loan shall be twelve (12) months in length, beginning on 24th of October, 2016, and concluding on 24th of October, 2017, (the "Term").The entire outstanding and unpaid principal amount of the Loan and penalties thereon, shall be due and payable at the end of the Term. Under this contract, the interest shall be settled by quarter, expiry date for interest is at 20th of each quarter. As security for the repayment by borrower of the amounts payable under the loan, RMB 40 million (RMB 40,000,000.00) fixed deposit in China Ever bright bank Putuo Branch has been assigned as security and pledges to Lender.

DEPOSIT PLEDGE AGREEMENT

This Deposit Pledge Agreement is made and entered into as of the 24th of October, 2016, by and between Shanghai Cichang Green Energy Technology Co., Ltd (“Pledgor”) and China Everbright Bank (“Pledgee”).

In consideration of, and as an inducement for Creditor to lend funds to Debtor under the Master Agreement, dated as of 24th of October, 2016, and to secure the payment and performance of all of Debtor’s obligations under the Master Agreement, Pledgor hereby agrees to pledge with the Pledgee the rights entitled to deposit which the Pledgor has with China Ever bright bank Putuo Branch .The evidence of the rights entitled to deposit is as follows:

Savings deposit certificate, fixed No. 30037501 deposited amount RMB 40,000,000.00 As security for due and proper performance of obligations under Master agreement and for any damage suffered by the Pledgee due to failure to perform obligations by the Pledgor and/or Debtor, the Pledgor hereby covenants not to withdraw any sums from the Rights Entitled to Deposit (except for withdrawal for settlement of debts secured to the Pledgee or discretion by the Pledgee to allow the Pledgor to withdraw). The Pledgor hereby agrees to be liable with the Debtor as joint debtors. The Pledgor also agrees to any extension granted to the Pledgor and/or Debtor whether or not the Pledgor shall be notified and no release from obligations on the part of the Pledgor shall be raised unless and until all obligations shall have been fully settled by the Pledgor and/or Debtor.

Upon the termination of the Master agreement and the satisfaction of all of the obligations of Debtor thereunder, this Agreement shall thereupon be without further effect.